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                          June 12, 2024

       Stephen Weiland
       Chief Financial Officer
       Hyzon Motors Inc.
       599 South Schmidt Road
       Bolingbrook, IL 60440

                                                        Re: Hyzon Motors Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed on June 6,
2024
                                                            File No. 333-280006

       Dear Stephen Weiland:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing